UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 5, 2011

IPAYMENT, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or Other Jurisdiction of Incorporation)
000-50280
(Commission File Number)
62-1847043
(I.R.S. Employer Identification Number)
40 Burton Hills Boulevard, Suite 415
Nashville, TN 37215
(Address and zip code of principal executive offices)
(615) 665-1858
(Registrant’s telephone number, including area code)
N/A
(Name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On October 5, 2011, iPayment, Inc. (the “Company”) entered into indemnification agreements (collectively, the “Indemnification Agreements” and each, an “Indemnification Agreement”) with each of its current directors and/or executive officers, Carl A. Grimstad, Mark C. Monaco, Robert S. Torino and John A. Vickers (each, an “Indemnitee”).
Each Indemnification Agreement generally provides that, subject to certain conditions, limitations and exceptions, the Company will indemnify and hold harmless an Indemnitee to the fullest extent permitted by applicable law against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with a proceeding by reason of such Indemnitee’s service to the Company. Each Indemnitee will be indemnified for any liability arising out of the negligence or active or passive wrongdoing of such Indemnitee. The Company is not obligated to make any payment to an Indemnitee that is finally determined to be unlawful. The Company will advance all expenses incurred by or on behalf of an Indemnitee in connection with a proceeding by reason of such Indemnitee’s service to the Company.
The Indemnification Agreements replace and supersede the indemnification agreements that had previously been entered into between the Company and Messrs. Grimstad and Torino. Messrs. Monaco and Vickers had not previously entered into an indemnification agreement with the Company.
The foregoing description of the Indemnification Agreements is not complete and is qualified in its entirety by reference to the form of indemnification agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
10.1	Form of Indemnification Agreement

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IPAYMENT, INC.
By:	/s/ Mark C. Monaco
	Name:	Mark C. Monaco
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

Dated: October 7, 2011